Item 77M - DWS Blue Chip Fund, a series of
DWS Investment Trust

DWS Blue Chip Fund

On February 1, 2011 (the "Effective Date"), DWS
Blue Chip Fund (the "Predecessor Fund"), a series of DWS Blue Chip Fund, a Massachusetts business trust (Registration Nos. 033-17777 and 811-05357), was reorganized into DWS Blue
Chip Fund (the "Acquiring Fund"), a
corresponding newly created "shell" series of DWS Investment Trust, a Massachusetts business trust (Registration Nos. 002-13628 and 811-
00043). On the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended April 30, 2011 is reported on this Form N-
SAR.


C:\Documents and Settings\e467565\Local Settings
\Temporary Internet
Files\OLK47B\Exhibit 77M Blue Chip.docx